Avery Row

Arlington, VA

67 Apartment Homes

Acquired December 2018

Fourth Quarter 2018

Earnings Release and Supplemental Information

Aimco
APARTMENT HOMES

Page

2	Earnings Release

12	Consolidated Statements of Operations

13	Consolidated Balance Sheets

14	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

15	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

18	Schedule 3 – Property Net Operating Income - Real Estate

19	Schedule 4 – Apartment Home Summary

20	Schedule 5 – Capitalization and Financial Metrics

22	Schedule 6 – Same Store Operating Results

26	Schedule 7 – Real Estate Portfolio Data by Market

28	Schedule 8 – Apartment Community Disposition and Acquisition Activity

29	Schedule 9 – Real Estate Capital Additions Information

30	Schedule 10 – Redevelopment Portfolio

34	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Fourth Quarter Results
Denver, Colorado, February 4, 2019 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today fourth quarter results for 2018.
Chairman and Chief Executive Officer Terry Considine comments: “2018 was a solid year for Aimco. We increased estimated Net Asset Value per share by about 6% which, with our cash dividend, provided shareholders Economic Income of 8.5%. In our Same Store portfolio, we set company records for occupancy and NOI margins. In Redevelopment, we completed two major projects and continued investment in this accretive line of business. Our capital allocation activity led to an improved portfolio through investment in community acquisitions, capital enhancements, and redevelopments. We also repurchased 6% of our shares at a 20% discount to Aimco published Net Asset Value per share. We funded these accretive investments with proceeds from the sales of our Asset Management business and properties with lower expected Free Cash Flow growth. In aggregate, we redeployed $1.1 billion of capital, increasing its expected Free Cash Flow returns by 420 basis points.”
“Following a strong 2018, we expect 2019 to be another good year. We benefit from starting the year more highly occupied at our Same Store communities: 80 basis points higher than last year. Additionally, our 2018 book of business is expected to contribute 150 basis points to our 2019 Same Store revenue growth, 30 basis points greater than the 2017 contribution to 2018. Finally, Aimco’s diversified portfolio provides important protection from continued building in certain markets.”
Chief Financial Officer Paul Beldin adds: “Full year 2018 AFFO of $2.16 per share and Pro forma FFO of $2.47 per share both were $0.03 ahead of the midpoint of our original guidance when adjusted for transactional activity. In the fourth quarter, we refinanced $867 million of our property loans maturing in the next three years, providing annual interest savings of $13 million and increasing the size of our pool of unencumbered properties to $2.7 billion.”
“In 2019, we expect Same Store revenue growth to be between 2.80% to 3.80%, and Same Store expense growth to be between 2.00% and 3.00%, resulting in Same Store NOI growth between 2.70% and 4.50%. Same Store operations are expected to add $0.11 per share, and lower interest expense to add $0.04 per share, to AFFO; this growth will be offset by lower nonrecurring income tax benefit of $0.08 per share and revenue lost from the sale of the Asset Management business and from apartment communities sold to fund investment in redevelopment and development, capital enhancements, and property acquisitions. We anticipate AFFO per share in the range of $2.12 to $2.22, up $0.01 at the midpoint from 2018. In 2019, we expect 98% of our AFFO to be derived from Real Estate Operations, providing an improved quality of earnings.”
Financial Results: Full Year Pro forma FFO Up 1%; AFFO Up 2%

	FOURTH QUARTER			FULL YEAR
(all items per common share - diluted)	2018	2017	Variance	2018	2017	Variance
Net income	$0.03	$1.67	(98%)	$4.21	$1.96	115%
Funds From Operations (FFO)	$0.62	$0.63	(2%)	$2.55	$2.45	4%
Pro forma adjustments, net*	$0.01	$0.00	—%	$(0.08)	$0.00	—%
Pro forma Funds From Operations (Pro forma FFO)	$0.63	$0.63	—%	$2.47	$2.45	1%
Deduct Capital Replacements	$(0.11)	$(0.07)	57%	$(0.31)	$(0.33)	(6%)
Adjusted Funds From Operations (AFFO)	$0.52	$0.56	(7%)	$2.16	$2.12	2%
*See Supplemental Schedule 1 for a detailed list of Pro forma adjustments to FFO.
Net Income (per diluted common share) - Year-over-year, fourth quarter net income decreased primarily due to lower gains on the sale of apartment communities.

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Pro forma FFO (per diluted common share) - Aimco’s fourth quarter Pro forma FFO per share was flat year-over-year due to the following items:

•	$0.02 from Same Store Property Net Operating Income growth of 3.6%, driven by a 3.4% increase in revenue, offset by a 3.0% increase in expenses;

•	$0.04 Net Operating Income contribution from redevelopment communities and lease-up communities; and

•	$0.04 Net Operating Income contributions from 2018 property acquisitions; offset by

•	($0.07) lower contribution from the sale of the Asset Management business and from apartment communities sold in 2018 to fund Aimco’s investment activities; and

•	($0.03) lower tax benefits and other items, net.
Adjusted Funds from Operations (per diluted common share) - AFFO per share decreased $0.04 due to higher capital replacement spending in 2018, due to a greater percentage of annual spend occurring in the fourth quarter.
Operating Results: Fourth Quarter Same Store NOI Up 3.6%; Full Year Up 3.1%

	FOURTH QUARTER					FULL YEAR
	Year-over-Year			Sequential		Year-over-Year
	2018	2017	Variance	3rd Qtr.	Variance	2018	2017	Variance
Average Rent per Apartment Home	$1,853	$1,803	2.8%	$1,843	0.5%	$1,831	$1,783	2.7%
Other Income per Apartment Home*	111	110	0.9%	125	(11.2%)	116	114	1.8%
Average Revenue per Apartment Home*	$1,964	$1,913	2.7%	$1,968	(0.2%)	$1,947	$1,897	2.6%
Average Daily Occupancy	96.9%	96.3%	0.6%	96.3%	0.6%	96.5%	96.0%	0.5%

$ in Millions
Revenue, before utility reimbursements	$147.1	$142.3	3.4%	$146.4	0.5%	$580.5	$563.0	3.1%
Expenses, net of utility reimbursements	35.9	34.9	3.0%	38.3	(6.1%)	150.0	145.3	3.3%
NOI	$111.2	$107.4	3.6%	$108.1	2.8%	$430.5	$417.7	3.1%

*
In 2018, Aimco changed its presentation of revenues and expenses to reflect utility costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. The change in presentation reduced revenue growth rates in fourth quarter 2018 by 20 basis points and reduced full year 2018 by 10 basis points.

Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates.

2018	1st Qtr.	2nd Qtr.	3rd Qtr.	Oct	Nov	Dec	4th Qtr.	Full Year
Renewal rent increases	4.9%	4.8%	4.2%	4.2%	4.3%	5.0%	4.3%	4.5%
New lease rent increases	0.4%	1.9%	2.2%	0.8%	(0.2%)	(0.1%)	0.2%	1.5%
Weighted average rent increases	2.7%	3.4%	3.2%	2.5%	1.6%	1.4%	2.0%	3.0%
Average Daily Occupancy	96.3%	96.3%	96.3%	96.8%	96.9%	97.1%	96.9%	96.5%
Redevelopment
Redevelopment is Aimco’s second line of business where Aimco creates value by repositioning communities within the Aimco portfolio. Aimco also undertakes limited ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community. Aimco invests to earn risk-adjusted returns in excess of those expected from the apartment

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communities sold in paired trades to fund the redevelopment and development. Of these two activities, Aimco favors redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions and customer preferences.
During the fourth quarter, Aimco invested $51 million in redevelopment and development. Aimco continued redevelopment activities in Miami at its Flamingo South Beach and Bay Parc communities, and in Los Angeles at its Palazzo communities.
Aimco also continued its ground-up construction of Parc Mosaic, in Boulder, Colorado; and The Fremont, on the Anschutz Medical Campus in Aurora, Colorado. As previously announced, construction to build 58 townhomes on land adjacent to Aimco’s Elm Creek Apartments in Elmhurst, Illinois, began in October.
In Center City, Philadelphia, Aimco completed the redevelopment of Park Towne Place, and at December 31, 2018, had leased 96% of the apartment homes at the community. This multi-year redevelopment of 940 apartment homes, amenities, and common area spaces, was executed on plan and leased-up in line with expectations, with expected Free Cash Flow returns greater than 9%.
In San Jose, Aimco completed the redevelopment of Saybrook Pointe, a 324-apartment home, garden-style community. Construction was completed on-time and in-line with underwritten costs, and lease-up of the community finished ahead of schedule and at rates above underwriting, increasing the expected Free Cash Flow return to greater than 14%, a 100-basis point outperformance to underwriting.
During the fourth quarter, Aimco leased 66 apartment homes at Redevelopment communities. At December 31, 2018, Aimco’s exposure to lease-up at active redevelopment and development communities was approximately 366 apartment homes, of which 208 were being constructed at Parc Mosaic and 158 were located in four other communities. Additionally, Aimco expects to acquire One Ardmore in 2019 upon its completion, as part of the Philadelphia portfolio acquisition announced in April 2018. This acquisition will increase Aimco’s exposure to lease-up risk by approximately 100 apartment homes.
Portfolio Management: Revenue Per Apartment Home Up 4% to $2,126
Aimco’s portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States.
As part of its portfolio strategy, Aimco seeks to sell up to 10% of its portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, occasional developments, and selective acquisitions with projected Free Cash Flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, Aimco significantly increases the quality and expected growth rate of its portfolio.

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	FOURTH QUARTER
	2018	2017	Variance
Apartment Communities	134	136	(2)
Apartment Homes	36,549	36,904	(355)
Average Revenue per Apartment Home*	$2,126	$2,049	4%
Portfolio Average Rents as a Percentage of Local Market Average Rents	113%	113%	—%
Percentage A (4Q 2018 Average Revenue per Apartment Home $2,786)	51%	53%	(2%)
Percentage B (4Q 2018 Average Revenue per Apartment Home $1,850)	33%	32%	1%
Percentage C+ (4Q 2018 Average Revenue per Apartment Home $1,706)	16%	15%	1%
NOI Margin	73%	72%	1%
Free Cash Flow Margin	69%	67%	2%

*
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including these reimbursements in revenue would have resulted in total Average Revenue per Aimco Apartment Home of $2,205 and $2,123 for the quarters ended December 31, 2018 and 2017, respectively.

Fourth Quarter Real Estate Portfolio - For its entire portfolio, Aimco’s average monthly revenue per apartment home was $2,126 for fourth quarter 2018, a 4% increase compared to fourth quarter 2017. This increase is due to year-over-year growth in Same Store revenue as well as Aimco’s acquisition activities, lease-up of redevelopment and acquisition communities, and sales of communities with average monthly revenues per apartment home lower than those of the retained portfolio.
Acquisitions - Aimco evaluates potential acquisitions with an eye for unique and opportunistic investments and funds acquisitions pursuant to its strict “paired trade” discipline.
In December, Aimco acquired for $30 million Avery Row, a 67-apartment home community in Arlington, Virginia. Avery Row is well-located in the Washington D.C. area, approximately two miles north of the Pentagon and three miles north of Crystal City. Aimco expects its operation of this community will generate a Free Cash Flow internal rate of return of almost 9%.
Dispositions - Aimco did not sell any apartment communities in the fourth quarter.
In January 2019, Aimco sold two apartment communities with 782 apartment homes for gross proceeds of $141 million. One community was located in Schaumburg, Illinois and the other located in Virginia Beach, Virginia.
Balance Sheet
Aimco Leverage
Aimco’s leverage strategy seeks to increase financial returns while using leverage with appropriate caution. Aimco limits risk through balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; builds financial flexibility by maintaining ample unused and available credit as well as holding properties with substantial value unencumbered by property debt; and uses partners’ capital when it enhances financial returns or reduces investment risk.

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Aimco total leverage includes Aimco share of long-term, non-recourse, property debt encumbering apartment communities, outstanding borrowings under its revolving credit facility, and outstanding preferred equity.

	AS OF DECEMBER 31, 2018
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,927	91%	8.0
Outstanding borrowings on revolving credit facility	160	4%	3.1
Preferred Equity*	226	5%	40.0
Total Leverage	$4,313	100%	9.5
Cash, restricted cash and investments in securitization trust assets	(160)
Property debt secured by assets held for sale	23
Net Leverage, as adjusted	$4,176

*
Aimco’s Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

Leverage Ratios
Aimco target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDA below 7.0x and Adjusted EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco calculates Adjusted EBITDA, and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized.

Proportionate Debt to Adjusted EBITDA	6.8x
Proportionate Debt and Preferred Equity to Adjusted EBITDA	7.2x
Adjusted EBITDA to Adjusted Interest Expense	3.8x
Adjusted EBITDA to Adjusted Interest Expense and Preferred Dividends	3.4x
Aimco’s Adjusted EBITDA has been calculated on a pro forma basis to adjust for significant items impacting the quarter for which annualization would distort the results. Leverage ratios are elevated by 0.5x due to the use of debt to fund temporarily share repurchases completed during fourth quarter 2018. Aimco intends to reduce its Proportionate Debt and Preferred Equity to Adjusted EBITDA to 6.9x by the end of 2019 from earnings growth, primarily due to increasing contribution from same store apartment communities and reduction of debt balances due to regularly-scheduled debt amortization and apartment community sales, partially offset by the loss of earnings from communities sold.
Refinancing Activity
During the fourth quarter, Aimco addressed more than half of its property debt maturing in 2019, 2020 and 2021. Aimco placed $867 million of new loans: $740 million of fixed-rate loans at a weighted average interest rate of 4.2% and a weighted average term of 9.3 years; and $127 million of variable-rate loans with rates floating at 115 basis points over 30-day LIBOR and a weighted average term of 5.1 years. Aimco also repaid property-level debt increasing the fair value of unencumbered properties to $2.7 billion, a 50% increase during 2018. This refinancing activity results in annual interest savings of $13 million.
In connection with fourth quarter financing activity, Aimco incurred approximately $14 million of debt extinguishment costs, net of tax, which are excluded from Pro forma FFO.
Liquidity
During the fourth quarter, Aimco exercised its $200 million expansion option on its revolving credit facility, increasing the total capacity of the credit facility to $800 million.

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At December 31, 2018, Aimco held cash and restricted cash of $73 million and had the capacity to borrow $633 million under its revolving credit facility, after consideration of $7 million of letters of credit backed by the facility. Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit.
Equity Capital Activities; Special Dividend
During the fourth quarter, Aimco repurchased 8.7 million shares of its common stock for $394 million, at a weighted average price of $45.33 per share, approximately a 20% discount to Aimco’s published Net Asset Value per share. Approximately half of the repurchases were funded with proceeds from 2018 and January 2019 property sales at a premium to the values ascribed to these communities in Aimco’s published Net Asset Value. The remaining half of repurchases are temporarily funded with borrowings on our credit facility. We expect to repay these borrowings with proceeds from the sale of communities now under contract, again at prices greater than those used in Aimco’s Net Asset Value. With the completion of these transactions, Aimco    will have increased Net Asset Value per share by an estimated $0.67, or $106 million.
The 2019 property sales necessary to fund Aimco’s share repurchases are expected to generate taxable gains of $285 million, which is in excess of the company’s regular quarterly dividend. Accordingly, on February 3, 2019, Aimco's Board of Directors declared a special dividend on the common stock that consists of $67.1 million in cash and 4.5 million shares of common stock. The special dividend will be payable on March 22, 2019, to stockholders of record as of February 22, 2019.
The special dividend amount includes the regular quarterly cash dividend, which for 2019 will be $0.39 per share (an increase of 3% compared to cash dividends paid during 2018). Additionally, stockholders will receive $1.54 per share predominantly in stock (based on Aimco’s closing price of $49.07 on February 1, 2019).
Stockholders will have the opportunity to elect to receive the special dividend in the form of all cash or all stock, subject to proration if either option is oversubscribed. Based on Aimco's closing share price on February 1, 2019, we estimate the aggregate value of the special dividend to be approximately $287.9 million, or $1.93 per share. However, the actual value will vary, depending on the price of Aimco common stock on the dividend valuation dates (March 11 and 12, 2019).
In order to neutralize the dilutive impact of the stock issued in the special dividend, Aimco's Board also authorized a reverse stock split, effective on February 20, 2019. As a result, total shares outstanding following completion of both the special dividend and the reverse stock split are expected to be unchanged from the total shares outstanding immediately prior to the dividend. Some stockholders may have more Aimco shares and some may have fewer based on their individual elections. The reverse split will ensure comparability of Aimco per share results before and after these transactions.
In summary, these transactions:

•	Increase Net Asset Value per share by 1%;

•	Do not affect Aimco’s regular quarterly cash dividend;

•	Reduce the number of Aimco shares outstanding by 6% (as a result of the share repurchases);

•	Minimize the aggregate tax paid by Aimco and its stockholders;

•	Are leverage neutral; and

•
Result in no change in the number of shares outstanding immediately prior to the dividend (as a result of the special dividend and the reverse stock split), thereby improving comparability of per share results.

Aimco is currently authorized to repurchase an additional 10.6 million shares under its existing share repurchase program.

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2019 Outlook
The Aimco strategy remains unchanged: focusing on excellence in property operations; value creation through redevelopment and occasional development; portfolio management based on a disciplined approach to capital recycling; a safe, flexible balance sheet with abundant liquidity; and a simple business model executed by a performance-oriented and collaborative team. Aimco executes this consistent strategy with an eye on sustainable long-term growth.
Components of 2018 to 2019 AFFO Growth
(at the midpoint of guidance range)

$2.16
2018 AFFO
$0.11
Same Store Growth
$0.04
Lower Interest Expense, net
($0.04)
2018 Asset Mgmt Paired Trade, net
($0.08)
Tax Benefits
($0.02)
Other, net
$2.17
2019 AFFO

Aimco expects 2019 Pro forma FFO per share in the range of $2.41 to $2.51 with AFFO per share of $2.12 to $2.22. At the guidance range midpoint, Aimco’s projected 2019 AFFO growth of $0.01 reflects:

•	$0.11 per share growth from its Same Store portfolio;

•	$0.04 from interest expense savings;

•
($0.04) per share net dilution from the Asset Management business paired trade, which includes dilution from the sale of the Asset Management business, partially offset by the reinvestment of proceeds in 2018 acquisitions and repayment of debt; and

•	($0.08) per share lower tax benefit;

•
($0.02) per share net reduction from other activities including positive contribution from redevelopment and development, offset by sales of apartment communities to fund redevelopment. Share repurchases are expected to be AFFO neutral.

Effective January 1, 2019, Aimco will adopt new accounting guidance that changes how Aimco recognizes costs incurred to obtain resident leases. In prior years, Aimco deferred certain costs based on the percentage of successful leases. Under the new standard, only costs that are contingent upon a signed lease may be deferred. Aimco’s calculation of AFFO has historically included these costs as a component of Capital Replacements, therefore, it will be unchanged as a result of the change in accounting standard. The amortization of these costs was excluded from Pro forma FFO as a component of real estate related depreciation. Had the accounting change been effective in 2018, Pro forma FFO would have been approximately $0.02 per share lower than reported.

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($ Amounts represent Aimco Share)	FULL YEAR 2019	FULL YEAR 2018

Net Income per share	$3.13 to $3.63	$4.21
Pro forma FFO per share	$2.41 to $2.51	$ 2.47 / $ 2.45 [1]
AFFO per share	$2.12 to $2.22	$2.16

Select Components of FFO
Same Store Operating Measures
Revenue change compared to prior year	2.80% to 3.80%	3.10%
Expense change compared to prior year	2.00% to 3.00%	3.30%
NOI change compared to prior year	2.70% to 4.50%	3.10%

Other Earnings
Asset Management Contribution	—	$22M
Tax Benefits [2]	$7M to $9M	$21M

Offsite Costs
Property management expenses	$20M	$21M
General and administrative expenses	$47M	$46M
Total Offsite Costs	$67M	$67M

Capital Investments
Redevelopment/Development	$225M to $275M	$176M
Capital Enhancements	$80M to $100M	$103M

Transactions
Property dispositions	$750M to $850M	$825M
Property acquisitions [3]	$65M	$498M

Portfolio Quality
Average revenue per apartment home	~$2,220	$2,126

Balance Sheet
Proportionate Debt to Adjusted EBITDA	~6.7x	6.8x
Proportionate Debt and Preferred Equity to Adjusted EBITDA	~6.9x	7.2x

[1]	Adjusted Pro forma FFO per share of $2.45 reflects the $0.02 per share impact of the change in lease accounting discussed on page 8.

[2]
Tax benefits are forecasted to decline in 2019 as the last of the historic tax benefits related to redevelopments in Philadelphia were earned in 2018 and due to lower run rate tax benefits from routine activities in Aimco’s Taxable REIT Subsidiary.

[3]
Aimco does not predict or guide to acquisitions. This amount represents the purchase price for One Ardmore, which was contracted to be acquired upon its completion as part of the Philadelphia portfolio acquisition announced in April 2018. Aimco monitors potential transactions with an eye for unique and opportunistic investments and funds acquisitions pursuant to its strict paired trade discipline.

($ Amounts represent Aimco Share)	FIRST QUARTER 2019

Net income per share	$1.59 to $1.64
Pro forma FFO per share	$0.58 to $0.62
AFFO per share	$0.51 to $0.55

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Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Tuesday, February 5, 2019 at 1:00 p.m. ET	Replay available until May 6, 2019
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 3725757	Passcode: 10127088
Live webcast and replay: investors.aimco.com
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 132 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Matt Foster, Director, Investor Relations
Investor Relations 303-793-4661, investor@aimco.com

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Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of first quarter and full year 2019 results, including but not limited to: FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopment and development investments; expectations regarding Aimco sales of apartment communities and the use of proceeds thereof; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•
Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2017, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
REVENUES
Rental and other property revenues attributable to Real Estate	$232,022	$231,509	$922,593	$918,148
Rental and other property revenues of partnerships served by Asset Management business	—	18,719	42,830	74,046
Tax credit and transaction revenues	—	5,001	6,987	13,243
Total revenues	232,022	255,229	972,410	1,005,437

OPERATING EXPENSES
Property operating expenses attributable to Real Estate	75,329	79,172	307,901	319,126
Property operating expenses of partnerships served by Asset Management business	56	9,000	20,921	35,458
Depreciation and amortization	91,347	97,348	377,786	366,184
General and administrative expenses	9,074	12,058	46,268	43,657
Other (income) expenses, net	(9,848)	4,487	3,778	11,148
Provision for real estate impairment loss	—	35,881	—	35,881
Total operating expenses	165,958	237,946	756,654	811,454
Operating income	66,064	17,283	215,756	193,983
Interest income	3,146	2,081	10,914	8,332
Interest expense	(57,441)	(49,193)	(200,634)	(194,615)
(Loss) gain on dispositions of real estate and the Asset Management business	(2,274)	297,793	677,463	300,849
Other, net	(64)	92	77	7,694
Income before income tax benefit	9,431	268,056	703,576	316,243
Income tax benefit	409	18,133	13,027	30,836
Net income	9,840	286,189	716,603	347,079
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(175)	(7,569)	(8,220)	(9,084)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,934)	(1,938)	(7,739)	(7,764)
Net income attributable to common noncontrolling interests in Aimco OP	(324)	(12,293)	(34,417)	(14,457)
Net income attributable to noncontrolling interests	(2,433)	(21,800)	(50,376)	(31,305)
Net income attributable to Aimco	7,407	264,389	666,227	315,774
Net income attributable to Aimco preferred stockholders	(2,148)	(2,149)	(8,593)	(8,594)
Net income attributable to participating securities	(33)	(143)	(1,037)	(319)
Net income attributable to Aimco common stockholders	$5,226	$262,097	$656,597	$306,861

Net income attributable to Aimco per common share – basic	$0.03	$1.68	$4.21	$1.96

Net income attributable to Aimco per common share – diluted	$0.03	$1.67	$4.21	$1.96

Weighted average common shares outstanding – basic	153,441	156,423	155,866	156,323

Weighted average common shares outstanding – diluted	153,705	156,878	156,053	156,796

12

Consolidated Balance Sheets
(in thousands) (unaudited)
	December 31,
	2018	2017
Assets
Real estate	$8,308,590	$7,927,753
Accumulated depreciation	(2,585,115)	(2,522,358)
Net real estate	5,723,475	5,405,395
Cash and cash equivalents	36,858	60,498
Restricted cash	35,737	34,827
Goodwill	37,808	37,808
Other assets	313,733	234,931
Assets held for sale	42,393	17,959
Assets of partnerships served by Asset Management business:
Real estate, net	—	224,873
Cash and cash equivalents	—	16,288
Restricted cash	—	30,928
Other assets	—	15,533
Total Assets	$6,190,004	$6,079,040

Liabilities and Equity
Non-recourse property debt secured by Aimco Real Estate communities	$3,937,000	$3,563,041
Debt issue costs	(21,695)	(17,932)
Non-recourse property debt, net	3,915,305	3,545,109
Term loan, net	—	249,501
Revolving credit facility borrowings	160,360	67,160
Accrued liabilities and other	226,230	213,027
Liabilities related to assets held for sale	23,177	—

Liabilities of partnerships served by Asset Management business:
Non-recourse property debt, net	—	227,141
Accrued liabilities and other	—	19,812
Total Liabilities	4,325,072	4,321,750

Preferred noncontrolling interests in Aimco OP	101,291	101,537
Equity:
Perpetual preferred stock	125,000	125,000
Class A Common Stock	1,491	1,572
Additional paid-in capital	3,515,641	3,900,042
Accumulated other comprehensive income	4,794	3,603
Distributions in excess of earnings	(1,947,507)	(2,367,073)
Total Aimco equity	1,699,419	1,663,144
Noncontrolling interests in consolidated real estate partnerships	(2,967)	(1,716)
Common noncontrolling interests in Aimco OP	67,189	(5,675)
Total equity	1,763,641	1,655,753
Total liabilities and equity	$6,190,004	$6,079,040

13

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation			(Page 1 of 2)
Three Months and Year Ended December 31, 2018 Compared to Three Months and Year Ended December 31, 2017
(in thousands, except per share data) (unaudited)

Aimco believes that Economic Income (defined as Net Asset Value, or NAV, growth plus dividends) is an important measure of long-term financial performance. NAV is used by many investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. Some investors focus on multiples of AFFO and FFO. Aimco’s disclosure of AFFO and FFO complements its focus on Economic Income.

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income attributable to Aimco common stockholders	$5,226	$262,097	$656,597	$306,861
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	89,163	94,700	368,961	352,109
Loss (gain) on dispositions and other, net of noncontrolling partners’ interest	2,311	(254,631)	(669,450)	(262,583)
Income tax adjustments related to gain on dispositions and other items [1]	3,497	(10,440)	27,310	(8,265)
Common noncontrolling interests in Aimco OP’s share of above adjustments	(4,900)	7,637	14,063	(3,810)
Amounts allocable to participating securities	(127)	41	402	(81)
FFO Attributable to Aimco common stockholders	$95,170	$99,404	$397,883	$384,231
Adjustments, all net of common noncontrolling interests in Aimco OP and participating securities:
Tax provision (benefit) related to tax reform legislation [2]	273	(498)	273	(498)
Tax benefit due to release of valuation allowance [3]	—	—	(19,349)	—
Litigation, net [4]	(13,191)	—	(8,558)	—
Severance costs [5]	—	—	1,282	—
Prepayment penalties, net [6]	14,089	—	14,089	—
Pro forma FFO Attributable to Aimco common stockholders	$96,341	$98,906	$385,620	$383,733
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(16,248)	(11,008)	(48,493)	(51,760)
AFFO Attributable to Aimco common stockholders	$80,093	$87,898	$337,127	$331,973

Weighted average common shares outstanding	153,441	156,423	155,866	156,323
Dilutive common share equivalents	264	455	187	473
Total shares and dilutive share equivalents	153,705	156,878	156,053	156,796

Net income attributable to Aimco per common share – diluted	$0.03	$1.67	$4.21	$1.96
FFO per share – diluted	$0.62	$0.63	$2.55	$2.45
Pro forma FFO per share – diluted	$0.63	$0.63	$2.47	$2.45
AFFO per share – diluted	$0.52	$0.56	$2.16	$2.12

[1]
For the year ended December 31, 2018, income taxes related to gain on dispositions and other items includes tax on the gain on the sale of the Asset Management business, as well as tax on the gain on the sale of apartment communities during the year ended December 31, 2018.

[2]
In connection with the Tax Cuts and Jobs Act signed into law December 2017, Aimco recognized income tax benefit during the fourth quarter 2017 and adjusted the estimated impact of tax reform upon the conclusion of its analysis of the effects during the fourth quarter 2018. Aimco has excluded such amounts from Pro forma FFO.

[3]
Due to the sale of the Asset Management business, Aimco expects to realize its deferred tax benefits. As a result, Aimco has determined that a valuation allowance is no longer necessary. Aimco excluded the effect of the establishment of the valuation allowance from Pro forma FFO and as such has excluded the benefit from its release.

[4]
During 2018, Aimco was engaged in litigation with Airbnb, which was resolved during the fourth quarter. Due to the unpredictable nature of these proceedings, related amounts recognized, net of income tax effect, have been excluded from Pro forma FFO.

[5]
Aimco incurred severance costs in connection with the sale of its Asset Management business. Aimco excludes such costs from Pro forma FFO because it believes these costs are closely related to the sale of the business.

[6]	In connection with fourth quarter refinancing activity, Aimco incurred debt extinguishment costs, net of income tax effect, which have been excluded from Pro forma FFO.

14

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information		(Page 1 of 2)
Three Months and Year Ended December 31, 2018 Compared to Three Months and Year Ended December 31, 2017
(consolidated amounts, in thousands) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Real Estate [1]
Revenues, before utility reimbursements [2]
Same Store	$147,833	$142,969	$583,251	$565,754
Redevelopment/Development	47,474	43,365	182,931	171,694
Acquisition	14,617	4,846	48,474	17,475
Other Real Estate	10,741	10,479	42,734	41,394
Total revenues, before utility reimbursements	220,665	201,659	857,390	796,317
Expenses, net of utility reimbursements [2]
Same Store	36,063	35,032	150,808	146,000
Redevelopment/Development	15,000	15,915	59,757	59,521
Acquisition	3,621	1,674	13,874	6,976
Other Real Estate	3,848	3,509	15,458	14,746
Total expenses, net of utility reimbursements	58,532	56,130	239,897	227,243
Real Estate net operating income	162,133	145,529	617,493	569,074

Property management expenses	(6,196)	(6,030)	(21,106)	(21,467)
Casualties	(1,482)	(924)	(3,661)	(7,249)
Other income (expenses), net	11,489	499	5,982	(1,079)
Interest expense on non-recourse property debt	(55,286)	(39,848)	(179,688)	(166,881)
Interest income	1,961	1,814	7,618	7,057
FFO related to Sold and Held for Sale communities [3]	2,082	10,137	19,794	52,365
Contribution from Real Estate	114,701	111,177	446,432	431,820

Contribution from Asset Management [4]	(56)	11,165	21,002	40,286

General and administrative and investment management expenses	(9,074)	(12,058)	(46,269)	(43,657)
Depreciation and amortization related to non-real estate assets	(2,082)	(2,659)	(8,624)	(10,173)
Other expenses, net	(1,049)	(2,056)	(7,132)	(5,353)
Interest expense on corporate borrowings	(1,841)	(5,287)	(11,244)	(12,102)
Historic tax credit benefit	1,346	1,135	6,066	5,764
Other tax benefits, net	2,561	6,558	34,271	17,909
Preferred dividends and distributions	(4,082)	(4,087)	(16,332)	(16,358)
Common noncontrolling interests in Aimco OP	(5,224)	(4,656)	(20,354)	(18,267)
Amounts allocated to participating securities	(160)	(102)	(635)	(400)
Aimco share of amounts associated with unconsolidated partnerships	505	814	1,913	2,319
Noncontrolling interests’ share of the above amounts	(375)	(540)	(1,211)	(7,557)
FFO Attributable to Aimco common stockholders	$95,170	$99,404	$397,883	$384,231
Adjustments, all net of common noncontrolling interests in Aimco OP and participating securities:
Tax provision (benefit) related to tax reform legislation [5]	273	(498)	273	(498)
Tax benefit due to valuation allowance release [6]	—	—	(19,349)	—
Litigation settlement, net of costs and income tax effect [7]	(13,191)	—	(8,558)	—
Severance costs [8]	—	—	1,282	—
Prepayment penalties, net of income tax effect [9]	14,089	—	14,089	—
Pro Forma FFO Attributable to Aimco common stockholders	$96,341	$98,906	$385,620	$383,733
Capital Replacements	(17,059)	(11,612)	(51,232)	(54,164)
Noncontrolling interests share of Capital Replacements	811	604	2,739	2,404
AFFO Attributable to Aimco common stockholders	$80,093	$87,898	$337,127	$331,973

Please see the following page for footnote descriptions

15

Supplemental Schedule 2(a) (continued)

Funds From Operations and Adjusted Funds From Operations Information	(Page 2 of 2)

[1]
Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to this portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

[2]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

[3]	During 2018, Aimco sold its interests in the entities owning the La Jolla Cove property. Also during 2018, Aimco had apartment communities sold or held for sale in the following locations:

Location	Communities Sold	Communities Held for Sale
Southern Virginia	2	1
Suburban Maryland	1
North Philadelphia	1
Hunters Point, San Francisco	4
Schaumburg, Illinois		1

[4]
On July 25, 2018, Aimco sold its Asset Management business and interests in the partnerships served by this business. Year-to-date, unconsolidated partnerships served by the Asset Management business contributed $0.8 million to FFO, which is included in Aimco share of amounts associated with unconsolidated partnerships, bringing the proportionate contribution from Asset Management to $22 million prior to its sale.

[5]
In connection with the Tax Cuts and Jobs Act signed into law December 2017, Aimco recognized income tax benefit during the fourth quarter 2017 and adjusted the estimated impact of tax reform upon the conclusion of its analysis of the effects during the fourth quarter 2018. Aimco has excluded such amounts from Pro forma FFO.

[6]
Due to the sale of the Asset Management business, Aimco expects to realize its deferred tax benefits. As a result, Aimco has determined that a valuation allowance is no longer necessary. Aimco excluded the effect of the establishment of the valuation allowance from Pro forma FFO and as such has excluded the benefit from its release.

[7]
During 2018, Aimco was engaged in litigation with Airbnb, which was resolved during the fourth quarter. Due to the unpredictable nature of these proceedings, related amounts recognized have been excluded from Pro forma FFO.

[8]
Aimco incurred severance costs in connection with the sale of its Asset Management business. Aimco excludes such costs from Pro forma FFO because it believes these costs are closely related to the sale of the business.

[9]	In connection with fourth quarter financing activity, Aimco incurred debt extinguishment costs which are excluded from Pro forma FFO. The amount presented is net of income tax effect.

16

Supplemental Schedule 2(b)

Partially Owned Entities
Three Months and Year Ended December 31, 2018 Compared to Three Months and Year Ended December 31, 2017
(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]		Unconsolidated [2]		Noncontrolling Interests [1]		Unconsolidated [2]
	Three Months Ended December 31,		Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017	2018	2017	2018	2017
Real estate
Revenues, before utility reimbursements	$794	$793	$604	$552	$3,150	$14,535	$2,352	$2,204
Expenses, net of utility reimbursements	223	225	2	—	1,032	4,541	505	479
Net operating income	571	568	602	552	2,118	9,994	1,847	1,725

Property management expenses, net	(33)	(33)	(18)	(60)	(133)	(311)	(179)	(244)
Casualties	(12)	(3)	—	—	5	(52)	—	—
Other Expense, net	32	(5)	—	—	8	(61)	—	—
Interest expense on non-recourse property debt on Real Estate Operations	(163)	(177)	(79)	(83)	(705)	(3,233)	(323)	(339)
FFO related to Sold and Held For Sale Apartment Communities	(2)	203	—	—	(22)	786	—	—
Contribution from Real Estate	393	553	505	409	1,271	7,123	1,345	1,142

Contribution from Asset Management	—	—	—	405	—	316	565	1,174

Other non-property expenses, net	(18)	(13)	—	—	(60)	118	3	3
FFO	$375	$540	$505	$814	$1,211	$7,557	$1,913	$2,319

Total apartment communities [3]	9		4
Total apartment homes [3]	3,592		142
Noncontrolling interests’ share of consolidated apartment homes/Aimco share of unconsolidated apartment homes [3]	187		72

[1]
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts. The decrease from year ended December 31, 2017 to 2018 is primarily due to the June 30, 2017 reacquisition of the limited partners’ interest in the Palazzo joint venture.

[2]	Amounts represent Aimco’s proportionate share of the unconsolidated real estate partnerships’ operations.

[3]	Apartment community information excludes Sold Communities.

17

Supplemental Schedule 3

Property Net Operating Income - Real Estate
Trailing Five Quarters
(consolidated amounts, in thousands) (unaudited)
	Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Revenues, before utility reimbursements [1]
Same Store	$147,833	$147,099	$145,161	$143,158	$142,969
Redevelopment/Development	47,474	46,836	44,854	43,767	43,365
Acquisition	14,617	15,826	11,488	6,543	4,846
Other Real Estate	10,741	10,776	10,661	10,556	10,479
Total revenues, before utility reimbursements	$220,665	$220,537	$212,164	$204,024	$201,659

Expenses, net of utility reimbursements [1]
Same Store	$36,063	$38,467	$38,023	$38,255	$35,032
Redevelopment/Development	15,000	15,447	15,052	14,258	15,915
Acquisition	3,621	4,514	3,541	2,198	1,674
Other Real Estate	3,848	3,806	3,831	3,973	3,509
Total expenses, net of utility reimbursements	$58,532	$62,234	$60,447	$58,684	$56,130

Property Net Operating Income
Same Store	$111,770	$108,632	$107,138	$104,903	$107,937
Redevelopment/Development	32,474	31,389	29,802	29,509	27,450
Acquisition	10,996	11,312	7,947	4,345	3,172
Other Real Estate	6,893	6,970	6,830	6,583	6,970
Total Property Net Operating Income	$162,133	$158,303	$151,717	$145,340	$145,529

Sold and Held For Sale Property Net Operating Income [2]	$2,314	$3,501	$8,472	$7,984	$13,922

Property net operating income in the table above is presented on a consolidated basis, which includes 100% of consolidated real estate partnership results and excludes the results of unconsolidated real estate partnerships, which are accounted for using the equity method of accounting. Amounts presented also exclude the Property Net Operating Income of apartment communities served by the Asset Management business, which was sold in July 2018.

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

[2]	During 2018, Aimco sold its interests in the entities owning the La Jolla Cove property. Also during 2018, Aimco had apartment communities sold or held for sale in the following locations:

Location	Communities Sold	Communities Held for Sale
Southern Virginia	2	1
Suburban Maryland	1
North Philadelphia	1
Hunters Point, San Francisco	4
Schaumburg, Illinois		1

18

Supplemental Schedule 4

Apartment Home Summary
As of December 31, 2018
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Real Estate Portfolio:
Consolidated
Same Store	93	25,905	25,758
Redevelopment/Development	13	6,294	6,283
Acquisitions	7	1,943	1,943
Other Real Estate	15	1,483	1,454
Held for Sale	2	782	782
Total Consolidated	130	36,407	36,220
Unconsolidated	4	142	72
Total Real Estate Portfolio	134	36,549	36,292

19

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of December 31, 2018
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share		Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,676,882	$6,683	$(16,216)	$3,667,349		8.2		4.22%
Floating rate loans payable	245,613	—	—	245,613		4.7		3.60%
Floating rate tax-exempt bonds	14,505	—	—	14,505		14.5		3.66%
Total non-recourse property debt	$3,937,000	$6,683	$(16,216)	$3,927,467		8.0		4.18%
Revolving credit facility borrowings	160,360	—	—	160,360		3.1		3.93%
Preferred Equity	226,291	—	—	226,291		40.0	[1]	7.22%
Total Leverage	$4,323,651	$6,683	$(16,216)	$4,314,118		9.5		4.33%
Cash and restricted cash	(72,595)	—	912	(71,683)
Securitization trust assets	(88,457)	—	—	(88,457)	[2]
Property debt secured by assets held for sale	22,693	—	—	22,693
Net Leverage, as adjusted	$4,185,292	$6,683	$(15,304)	$4,176,671

Leverage Ratios Fourth Quarter 2018 [3]

Proportionate Debt to Adjusted EBITDA		6.8x
Proportionate Debt and Preferred Equity to Adjusted EBITDA		7.2x
Adjusted EBITDA to Adjusted Interest		3.8x
Adjusted EBITDA to Adjusted Interest and Preferred Dividends		3.4x

	Amount	Covenant
Fixed Charge Coverage Ratio	2.05x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]	Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average of its total leverage assuming a 40-year maturity for its Preferred Equity.

[2]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $88.5 million and are included in other assets (attributable to the Real Estate portfolio) on Aimco’s Consolidated Balance Sheet at December 31, 2018. The amount of these investments effectively reduces Aimco’s leverage.

[3]	Aimco’s Adjusted EBITDA has been calculated on a pro forma basis to adjust for significant items impacting the quarter for which annualization would distort the results.

20

Supplemental Schedule 5(b)

Capitalization and Financial Metrics
As of December 31, 2018
(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2019 1Q	$19,203	$—		$19,203		—%	—%
2019 2Q	19,999	—		19,999		—%	—%
2019 3Q	19,188	167,534		186,722		4.38%	5.82%
2019 4Q	19,405	—		19,405		—%	—%
Total 2019	77,795	167,534		245,329		4.38%	5.82%

2020 1Q	19,635	—		19,635		—%	—%
2020 2Q	19,828	—		19,828		—%	—%
2020 3Q	20,041	—		20,041		—%	—%
2020 4Q	20,007	78,930		98,937		2.06%	3.88%
Total 2020	79,511	78,930		158,441		2.06%	3.88%

2021	70,105	504,774	[1]	574,879		13.19%	5.26%
2022	65,175	283,629		348,804		7.41%	4.82%
2023	55,655	337,871		393,526		8.83%	4.14%
2024	50,039	319,879		369,918		8.36%	3.42%
2025	44,254	241,963		286,217		6.32%	3.67%
2026	36,550	238,734		275,284		6.24%	3.61%
2027	27,500	266,202		293,702		6.96%	3.53%
2028	19,354	305,576		324,930		7.99%	3.73%
Thereafter	243,858	311,727		555,585		8.15%	4.22%
Total	$769,796	$3,056,819		$3,826,615
Securitization Trust Assets				100,852	[1]
Aimco share non-recourse property debt				$3,927,467

Preferred Equity

	Shares/Units Outstanding as of December 31, 2018	Date First Available for Redemption by Aimco	Coupon	Amount
Class A Perpetual Preferred Stock	5,000	5/17/2019	6.875%	$125,000

Preferred Partnership Units	3,812		7.638%	101,291
Total Preferred Equity			7.216%	$226,291

Common Stock, Partnership Units and Equivalents

	As of
	December 31, 2018
Class A Common Stock outstanding	148,494	[2]
Participating unvested restricted stock	257
Dilutive options, share equivalents and non-participating unvested restricted stock	275
Total shares and dilutive share equivalents	149,026
Common Partnership Units and equivalents	8,299	[3]
Total shares, units and dilutive share equivalents	157,325

[1]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $605.6 million to $504.8 million.

[2]
During 2018, Aimco repurchased 8.2 million shares of common stock and initiated trades that settled in January for 0.5 million shares all for $394 million, approximately a 20% discount to Aimco’s estimated Net Asset Value at the time of repurchase. The unsettled shares are included in Class A Common Stock outstanding at December 31, 2018, above.

[3]	During 2018, Aimco repurchased 0.2 million Common Partnership Units for $9.6 million, approximately a 20% discount to Aimco’s estimated net asset value at time of repurchase.

21

Supplemental Schedule 6(a)

Same Store Operating Results
Fourth Quarter 2018 Compared to Fourth Quarter 2017
(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	4Q 2018	4Q 2017	Growth	4Q 2018	4Q 2017	Growth	4Q 2018	4Q 2017	Growth	4Q 2018	4Q 2018	4Q 2017	4Q 2018	4Q 2017

Atlanta	4	723	723	$3,211	$3,156	1.7%	$1,077	$1,154	(6.7%)	$2,134	$2,002	6.6%	66.5%	95.6%	95.9%	$1,549	$1,517
Bay Area	8	1,432	1,432	12,830	12,229	4.9%	2,444	1,973	23.9%	10,386	10,256	1.3%	81.0%	97.9%	97.0%	3,051	2,936
Boston	14	4,379	4,379	23,265	22,125	5.2%	6,671	6,899	(3.3%)	16,594	15,226	9.0%	71.3%	97.4%	96.2%	1,818	1,750
Chicago	8	2,514	2,514	12,371	12,161	1.7%	3,186	3,269	(2.5%)	9,185	8,892	3.3%	74.2%	96.9%	96.5%	1,693	1,670
Denver	7	1,925	1,886	8,921	8,672	2.9%	1,736	1,790	(3.0%)	7,185	6,882	4.4%	80.5%	97.2%	95.4%	1,621	1,606
Greater New York	9	496	496	4,528	4,423	2.4%	1,446	1,404	3.0%	3,082	3,019	2.1%	68.1%	95.8%	96.2%	3,175	3,089
Greater Washington, DC	12	5,085	5,057	23,274	22,600	3.0%	6,113	5,957	2.6%	17,161	16,643	3.1%	73.7%	96.9%	96.0%	1,584	1,552
Los Angeles	10	2,965	2,964	23,876	23,147	3.1%	4,721	3,882	21.6%	19,155	19,265	(0.6%)	80.2%	96.6%	97.3%	2,780	2,674
Miami	3	873	873	5,691	5,523	3.0%	1,536	1,372	12.0%	4,155	4,151	0.1%	73.0%	97.4%	96.6%	2,231	2,183
Philadelphia	2	499	420	2,352	2,350	0.1%	539	536	0.6%	1,813	1,814	(0.1%)	77.1%	97.9%	98.2%	1,907	1,898
San Diego	6	2,001	2,001	11,514	10,989	4.8%	2,239	2,404	(6.9%)	9,275	8,585	8.0%	80.6%	97.5%	96.4%	1,968	1,898
Seattle	2	239	239	1,597	1,529	4.4%	435	448	(2.9%)	1,162	1,081	7.5%	72.8%	95.5%	94.4%	2,333	2,260
Other Markets	8	2,774	2,774	13,715	13,379	2.5%	3,763	3,784	(0.6%)	9,952	9,595	3.7%	72.6%	96.2%	95.4%	1,713	1,685
Total	93	25,905	25,758	$147,145	$142,283	3.4%	$35,906	$34,872	3.0%	$111,239	$107,411	3.6%	75.6%	96.9%	96.3%	$1,964	$1,913

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including such reimbursements in revenue would have resulted in same store revenue growth of 3.6% and same store expense growth of 3.8%. The table below presents growth in revenue inclusive of utility reimbursements by market:

Revenue Growth
4Q 2017 to 4Q 2018

Atlanta	1.0%
Bay Area	5.3%
Boston	5.5%
Chicago	2.1%
Denver	2.6%
Greater New York	2.0%
Greater Washington, DC	3.5%
Los Angeles	3.6%
Miami	3.5%
Philadelphia	(0.1%)
San Diego	4.7%
Seattle	3.8%
Other Markets	2.6%
Total	3.6%

22

Supplemental Schedule 6(b)

Same Store Operating Results
Fourth Quarter 2018 Compared to Third Quarter 2018
(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenue, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home [1]
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	4Q 2018	3Q 2018	Growth	4Q 2018	3Q 2018	Growth	4Q 2018	3Q 2018	Growth	4Q 2018	4Q 2018	3Q 2018	4Q 2018	3Q 2018

Atlanta	4	723	723	$3,211	$3,235	(0.7%)	$1,077	$1,115	(3.4%)	$2,134	$2,120	0.7%	66.5%	95.6%	95.3%	$1,549	$1,564
Bay Area	8	1,432	1,432	12,830	12,741	0.7%	2,444	2,550	(4.2%)	10,386	10,191	1.9%	81.0%	97.9%	97.8%	3,051	3,032
Boston	14	4,379	4,379	23,265	23,162	0.4%	6,671	7,014	(4.9%)	16,594	16,148	2.8%	71.3%	97.4%	97.2%	1,818	1,814
Chicago	8	2,514	2,514	12,371	12,266	0.9%	3,186	3,433	(7.2%)	9,185	8,833	4.0%	74.2%	96.9%	95.6%	1,693	1,701
Denver	7	1,925	1,886	8,921	9,042	(1.3%)	1,736	2,149	(19.2%)	7,185	6,893	4.2%	80.5%	97.2%	97.0%	1,621	1,647
Greater New York	9	496	496	4,528	4,408	2.7%	1,446	1,533	(5.7%)	3,082	2,875	7.2%	68.1%	95.8%	93.4%	3,175	3,173
Greater Washington, DC	12	5,085	5,057	23,274	23,198	0.3%	6,113	6,954	(12.1%)	17,161	16,244	5.6%	73.7%	96.9%	96.2%	1,584	1,589
Los Angeles	10	2,965	2,964	23,876	23,709	0.7%	4,721	4,315	9.4%	19,155	19,394	(1.2%)	80.2%	96.6%	96.5%	2,780	2,762
Miami	3	873	873	5,691	5,667	0.4%	1,536	1,513	1.5%	4,155	4,154	—%	73.0%	97.4%	95.9%	2,231	2,257
Philadelphia	2	499	420	2,352	2,303	2.1%	539	691	(22.0%)	1,813	1,612	12.5%	77.1%	97.9%	93.0%	1,907	1,963
San Diego	6	2,001	2,001	11,514	11,526	(0.1%)	2,239	2,262	(1.0%)	9,275	9,264	0.1%	80.6%	97.5%	97.7%	1,968	1,966
Seattle	2	239	239	1,597	1,596	0.1%	435	459	(5.2%)	1,162	1,137	2.2%	72.8%	95.5%	96.2%	2,333	2,313
Other Markets	8	2,774	2,774	13,715	13,563	1.1%	3,763	4,266	(11.8%)	9,952	9,297	7.0%	72.6%	96.2%	94.3%	1,713	1,728
Total	93	25,905	25,758	$147,145	$146,416	0.5%	$35,906	$38,254	(6.1%)	$111,239	$108,162	2.8%	75.6%	96.9%	96.3%	$1,964	$1,968

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including such reimbursements in revenue would have resulted in same store revenue growth of 0.6% and same store expense growth of (4.9%). The table below presents growth in revenue inclusive of utility reimbursements by market:

Revenue Growth
3Q 2018 to 4Q 2018

Atlanta	(1.0%)
Bay Area	1.0%
Boston	0.8%
Chicago	0.7%
Denver	(1.5%)
Greater New York	2.9%
Greater Washington, DC	0.6%
Los Angeles	1.0%
Miami	0.3%
Philadelphia	0.6%
San Diego	(0.5%)
Seattle	(1.0%)
Other Markets	1.6%
Total	0.6%

23

Supplemental Schedule 6(c)

Same Store Operating Results
Year Ended December 31, 2018 Compared to Year Ended December 31, 2017
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Share of Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	YTD 4Q 2018	YTD 4Q 2017	Growth	YTD 4Q 2018	YTD 4Q 2017	Growth	YTD 4Q 2018	YTD 4Q 2017	Growth	YTD 4Q 2018	YTD 4Q 2018	YTD 4Q 2017	YTD 4Q 2018	YTD 4Q 2017

Atlanta	4	723	723	$12,770	$12,568	1.6%	$4,457	$4,429	0.6%	$8,313	$8,139	2.1%	65.1%	95.4%	95.7%	$1,543	$1,514
Bay Area	8	1,432	1,432	50,483	48,197	4.7%	10,091	9,793	3.0%	40,392	38,404	5.2%	80.0%	97.8%	96.4%	3,005	2,908
Boston	14	4,379	4,379	91,169	87,111	4.7%	28,408	28,097	1.1%	62,761	59,014	6.3%	68.8%	96.7%	95.7%	1,795	1,732
Chicago	8	2,514	2,514	49,166	48,425	1.5%	13,369	13,537	(1.2%)	35,797	34,888	2.6%	72.8%	96.5%	96.8%	1,689	1,658
Denver	7	1,925	1,886	35,619	34,483	3.3%	8,809	7,648	15.2%	26,810	26,835	(0.1%)	75.3%	96.4%	95.6%	1,633	1,593
Greater New York	9	496	496	17,774	17,607	0.9%	6,066	5,902	2.8%	11,708	11,705	—%	65.9%	95.1%	95.5%	3,140	3,096
Greater Washington, DC	12	5,085	5,057	91,966	90,363	1.8%	25,716	24,693	4.1%	66,250	65,670	0.9%	72.0%	96.5%	96.2%	1,571	1,547
Los Angeles	10	2,965	2,964	93,976	90,798	3.5%	17,935	17,112	4.8%	76,041	73,686	3.2%	80.9%	96.7%	96.1%	2,733	2,656
Miami	3	873	873	22,566	21,744	3.8%	6,014	5,539	8.6%	16,552	16,205	2.1%	73.3%	96.7%	95.7%	2,227	2,169
Philadelphia	2	499	420	9,266	9,387	(1.3%)	2,559	2,392	7.0%	6,707	6,995	(4.1%)	72.4%	95.9%	95.7%	1,915	1,945
San Diego	6	2,001	2,001	45,370	43,373	4.6%	9,234	9,484	(2.6%)	36,136	33,889	6.6%	79.6%	97.4%	96.8%	1,941	1,866
Seattle	2	239	239	6,280	6,175	1.7%	1,838	1,863	(1.3%)	4,442	4,312	3.0%	70.7%	94.8%	95.9%	2,309	2,244
Other Markets	8	2,774	2,774	54,131	52,809	2.5%	15,546	14,812	5.0%	38,585	37,997	1.5%	71.3%	95.1%	95.1%	1,709	1,668
Total	93	25,905	25,758	$580,536	$563,040	3.1%	$150,042	$145,301	3.3%	$430,494	$417,739	3.1%	74.2%	96.5%	96.0%	$1,947	$1,897

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including such reimbursements in revenue would have resulted in same store revenue growth of 3.2% and same store expense growth of 3.7%. The table below presents growth in revenue inclusive of utility reimbursements by market:

Revenue Growth
YTD 4Q 2017 to YTD 4Q 2018

Atlanta	1.3%
Bay Area	4.9%
Boston	4.8%
Chicago	1.8%
Denver	3.2%
Greater New York	0.9%
Greater Washington, DC	2.0%
Los Angeles	3.7%
Miami	3.8%
Philadelphia	(0.7%)
San Diego	4.4%
Seattle	1.9%
Other Markets	2.8%
Total	3.2%

24

Supplemental Schedule 6(d)

Same Store Operating Expense Detail
(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	4Q 2018	% of Total	4Q 2017	$ Change	% Change
Operating expenses [1]	$16,761	46.7%	$17,000	$(239)	(1.4%)
Real estate taxes	14,588	40.6%	12,846	1,742	13.6%
Utility expense, net of reimbursement [2]	2,688	7.5%	3,214	(526)	(16.4%)
Insurance	1,869	5.2%	1,812	57	3.1%
Total	$35,906	100.0%	$34,872	$1,034	3.0%

Sequential Comparison

	4Q 2018	% of Total	3Q 2018	$ Change	% Change
Operating expenses [1]	$16,761	46.7%	$20,187	$(3,426)	(17.0%)
Real estate taxes	14,588	40.6%	13,442	1,146	8.5%
Utility expense, net of reimbursement [2]	2,688	7.5%	2,897	(209)	(7.2%)
Insurance	1,869	5.2%	1,728	141	8.2%
Total	$35,906	100.0%	$38,254	$(2,348)	(6.1%)

Year-To-Date Comparison

	YTD 4Q 2018	% of Total	YTD 4Q 2017	$ Change	% Change
Operating expenses [1]	$74,764	49.9%	$73,287	$1,477	2.0%
Real estate taxes	56,310	37.5%	52,657	3,653	6.9%
Utility expense, net of reimbursement [2]	12,047	8.0%	12,783	(736)	(5.8%)
Insurance	6,921	4.6%	6,574	347	5.3%
Total	$150,042	100.0%	$145,301	$4,741	3.3%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.

[2]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

25

Supplemental Schedule 7(a)

Real Estate Portfolio Data by Market
Fourth Quarter 2018 Compared to Fourth Quarter 2017
(unaudited)

	Quarter Ended December 31, 2018					Quarter Ended December 31, 2017
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home [1]	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home [1]

Atlanta	5	817	817	1.5%	$1,672	5	817	817	1.7%	$1,689
Bay Area	12	2,632	2,632	11.2%	3,049	16	3,236	3,236	13.1%	2,874
Boston	15	4,689	4,689	12.2%	1,982	15	4,689	4,689	11.5%	1,899
Chicago	10	3,246	3,246	6.8%	1,665	10	3,246	3,246	7.0%	1,640
Denver	8	2,151	2,112	4.3%	1,621	8	2,065	2,026	4.4%	1,603
Greater New York	18	1,040	1,040	4.0%	3,426	18	1,040	1,040	4.0%	3,338
Greater Washington, DC	14	5,900	5,872	12.0%	1,594	13	5,325	5,297	11.1%	1,551
Los Angeles	13	4,347	4,346	17.9%	3,022	13	4,347	4,346	18.7%	2,903
Miami	5	2,671	2,660	6.4%	2,194	5	2,652	2,641	6.6%	2,154
Philadelphia	8	2,638	2,559	8.3%	2,399	5	2,796	2,717	6.4%	1,925
San Diego	12	2,423	2,353	6.6%	1,919	12	2,423	2,353	6.5%	1,848
Seattle	2	239	239	0.7%	2,333	2	239	239	0.7%	2,260
Other Markets	12	3,756	3,727	8.1%	1,726	14	4,029	3,921	8.3%	1,664
Total [2]	134	36,549	36,292	100%	$2,126	136	36,904	36,568	100%	$2,049

[1]
    In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including these reimbursements in revenue would have resulted in total Average Revenue per Aimco Apartment Home of $2,205 and $2,123 for the quarters ended December 31, 2018 and 2017, respectively.

[2]	Real Estate portfolio information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented.

26

Supplemental Schedule 7(b)

Real Estate Portfolio Data by Market
Third Quarter 2018 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States. The schedule below illustrates Aimco’s Real Estate portfolio quality based on third quarter 2018 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 24 years.

	Quarter Ended September 30, 2018
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Rent per Aimco Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities
Atlanta	5	817	817	1.7%	$1,616	$1,120	144.3%	22
Bay Area	12	2,632	2,632	11.0%	2,872	2,771	103.6%	19
Boston	15	4,689	4,689	12.2%	1,861	2,198	84.7%	31
Chicago	10	3,246	3,246	6.8%	1,535	1,334	115.1%	23
Denver	8	2,151	2,112	4.3%	1,501	1,299	115.6%	20
Greater New York	18	1,040	1,040	3.8%	3,283	3,100	105.9%	22
Greater Washington, DC	13	5,833	5,805	11.8%	1,494	1,727	86.5%	48
Los Angeles	13	4,347	4,346	18.6%	2,857	1,885	151.6%	13
Miami	5	2,670	2,659	6.6%	2,034	1,450	140.3%	25
Philadelphia	8	2,638	2,559	7.9%	2,267	1,286	176.3%	28
San Diego	12	2,423	2,353	6.7%	1,799	1,733	103.8%	28
Seattle	2	239	239	0.7%	2,123	1,718	123.6%	4
Other Markets	12	3,756	3,727	7.9%	1,616	1,367	118.2%	25
Total	133	36,481	36,224	100.0%	$1,996	$1,763	113.0%	24

[1]	The portfolio information presented above includes all Real Estate apartment communities in which Aimco held an equity interest as of September 30, 2018.

[2]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.

[3]	3Q 2018 per REIS.

27

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Real Estate Disposition and Acquisition Activity

Number of Apartment Communities [1]	Number of Apartment Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [3]	Property Debt	Net Sales Proceeds [4]	Aimco Net Proceeds [5]	Average Revenue per Home

Fourth Quarter 2018 Dispositions

Aimco did not sell any apartment communities from its Real Estate portfolio during the fourth quarter 2018.

Full Year 2018 Dispositions

4	1,334	94%	$242.3	5.2%	4.5%	$—	$235.7	$230.1	$1,467

During 2018, Aimco completed the previously announced sale of its interests in the entities owning the La Jolla Cove property in settlement of legal actions filed in 2014 by a group of disappointed buyers who had hoped to acquire the property. Aimco provided seller financing with a notional value of $49 million and received net cash proceeds of approximately $5 million in the sale.

During July 2018, Aimco sold for $590 million the Asset Management business and four affordable communities located in the Hunters Point area of San Francisco. After payment of transaction costs and repayment of property-level debt encumbering the Hunters Point apartment communities, net proceeds were $512 million.

Full Year 2018 Acquisitions

Apartment Community Name		Location		Quarter Acquired	Month Acquired	Apartment Homes	Purchase Price	Average Rent per Apartment Home [6]
Bent Tree Apartments		Fairfax County, VA		1st	February	748	$160	$1,426
Philadelphia Portfolio		Philadelphia, PA		2nd	May	665	$308	$2,473	[7]
Avery Row		Arlington, VA		4th	December	67	$30	$2,810

[1] During 2018, Aimco sold four apartment communities, two of which are located in southern Virginia, one located in suburban Maryland, and one located in northern Philadelphia.

[2] NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a management fee of 3% of revenue, divided by Aimco gross proceeds.

[3] Free Cash Flow Cap Rate represents the NOI Cap Rate, as adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[4] Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[5] Aimco Net Proceeds are Net Sales Proceeds adjusted for distributions made to noncontrolling interests in real estate partnerships.
[6] Represents average rent per apartment home for leases in place at the time of acquisition.

[7] The Philadelphia Portfolio includes three apartment communities located in Center City, Philadelphia, and one apartment community located in University City, Philadelphia. The amount presented is the weighted average rent per apartment home for these four communities.

28

Supplemental Schedule 9

Real Estate Capital Additions Information
Three Months and Year Ended December 31, 2018
(consolidated amounts in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item consumed prior to Aimco’s period of ownership.

	Three Months Ended December 31, 2018	Year Ended December 31, 2018
Capital Additions [1]
Capital Replacements
Buildings and grounds	$11,463	$27,122
Turnover capital additions	1,428	6,242
Capitalized site payroll and indirect costs	933	4,108
Capital Replacements	13,824	37,472
Capital Improvements [2]	6,990	16,055
Capital Enhancements	25,558	102,910
Redevelopment	20,189	114,756
Development	30,956	61,185
Casualty	1,550	6,425
Total	$99,067	$338,803

Total apartment homes	35,625	35,625
Capital Replacements per apartment home	$388	$1,052

[1]	For the three months and year ended December 31, 2018, capital additions for Aimco’s Real Estate portfolio include $2 million and $8 million of capitalized interest costs, respectively.

[2]
For the three months and year ended December 31, 2018, Capital Improvements included $3.9 million and $6.8 million, respectively, of spending identified during due diligence, and underwritten in our returns, at our acquisition properties.

29

Supplemental Schedule 10

Redevelopment Portfolio												(Page 1 of 4)
As of December 31, 2018
(dollars in millions, except per home information) (unaudited)

Aimco executes redevelopments using a range of approaches. Aimco prefers to limit risk by executing redevelopments using a phased approach, in which it renovates an apartment community in stages. Smaller phases provide Aimco the flexibility to maintain current earnings while aligning the timing of the completed apartment homes with market demand. The following table summarizes value-creating investments related to redevelopments of this nature.

			Number of Apartment Homes		Percentage of Completed Homes Leased	Potential Net Investment [1]	Inception-to-Date Net Investment
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed				Current Project Scope
Bay Parc	Miami, FL	474	60	15	93%	$24.1	$20.6	Amenities (complete) and renovation of four floors of apartment homes
Calhoun Beach Club	Minneapolis, MN	332	275	59	97%	28.7	10.5	Common areas plus renovation of apartment homes
Flamingo South Beach	Miami Beach, FL	1,324	—	—	—%	39.7	14.2	Arrival and entrance, retail, and leasing areas
Palazzo West at The Grove	Los Angeles, CA	521	389	286	100%	24.5	19.1	Renovation of apartment homes
Yorktown	Lombard, IL	364	292	148	95%	25.7	20.0	Amenities (complete) plus renovation of apartment homes
Other [2]	Various	945	92	43	95%	12.9	12.9	Various
Total		3,960	1,108	551		$155.6	$97.3

Aimco undertakes ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community or, on a more limited basis, at a new location. When smaller redevelopment phases are not possible, Aimco may engage in redevelopment activities where an entire building or community is vacated. The following table summarizes value-creating investments related to these developments and redevelopments.

											Average Revenue per Apartment Home Redeveloped or Constructed [3]
			Number of Apartment Homes		Percentage of Completed Homes Leased	Estimated Net Investment	Inception-to-Date Net Investment
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed				Initial Occupancy	Stabilized Occupancy	NOI Stabilization	Prior to Investment	Expected Stabilized	Expected Incremental Commercial Revenue
The Fremont (formerly Anschutz Expansion)	Denver, CO (MSA)	253	253	—	—%	$87.0	$10.6	3Q 2020	3Q 2021	4Q 2022	n/a	$2,350	$0.1
Elm Creek Townhomes	Elmhurst, IL	58	58	—	—%	35.1	11.3	2Q 2020	2Q 2021	3Q 2022	n/a	4,515	n/a
Parc Mosaic	Boulder, CO	226	226	—	—%	117.0	68.9	2Q 2019	4Q 2020	1Q 2022	n/a	3,010	n/a
Park Towne Place	Philadelphia, PA	940	940	940	96%	176.5	172.9	3Q 2015	1Q 2019	2Q 2020	1,590	2,545	$0.3
Total		1,477	1,477	940		$415.6	$263.7

Total		5,437	2,585	1,491		571.2	361.0

[1]	Potential net investment relates to the current phase of the redevelopment.
[2]	Other includes investments at Broadway Lofts located in San Diego, and Villas at Park La Brea and Palazzo East at Park La Brea, both located in Los Angeles.
[3]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents. Reimbursed utilities are excluded from the calculation of Average Revenue per Apartment Home. This change has no effect on Aimco’s expected rental rates.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)

Redevelopment Valuation Information				(Page 2 of 4)
(proportionate amounts, dollars in millions) (unaudited)

	December 31, 2018
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment/Development Portfolio
Proportionate Property NOI
Proportionate Property NOI	$8.2		$24.2	$32.4

Occupancy Stabilized Communities
Annualized fourth quarter 2018 Proportionate Property NOI	$32.8

Range of applicable NOI capitalization rates	4.20% to 4.90%	[1]

Communities Under Construction or in Lease-up
Pre-redevelopment Proportionate Property NOI	$90.1

Inception-to-date net investment - Aimco share	$361.0
Projected NOI yield on incremental investment at stabilization	6.1%
Projected proportionate incremental stabilized property NOI	$22.0

Total estimated post redevelopment Proportionate Property NOI	$112.1

Range of applicable NOI capitalization rates	4.27% to 4.63%	[2]

[1]
Occupancy stabilized communities include: One Canal, a 310-home community in Boston, Massachusetts, The Sterling, a 534-home community in Center City Philadelphia and Saybrook Pointe, a 324-home community in San Jose, California. Average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2018, NOI weighted capitalization rates may range from 4.20% - 4.90%.

[2]	These communities are located in high-quality submarkets including:
	Location	Submarket
	Boulder, CO	Boulder
	Anschutz Medical Campus, Denver, CO (MSA)	North Aurora
	Lombard and Elmhurst, IL	Central DuPage County
	Los Angeles, CA	Mid-Wilshire
	Miami Beach, FL	Downtown/South Beach
	Minneapolis, MN	Uptown/St. Louis Park
	Philadelphia, PA	Center City
	San Diego, CA	Downtown/Coronado

Projected stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for First Half 2018, NOI weighted capitalization rates may range from 4.27% - 4.63%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s September 30, 2018 NAV Presentation on Aimco’s website at investors.aimco.com for additional information. The fair value of these communities may also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception-to-date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)

Redevelopment Portfolio	(Page 3 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, excluding rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule). Also, beginning in 2018, resident utility reimbursements are excluded from this calculation. The amounts presented in the schedule have been revised for this change. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project. These projections consider factors including but not limited to: current rent; other rental income expectations; and revenue achievement to date as compared to current market rents.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Stabilized NOI Yield on Incremental Investment - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment/Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment/Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment/Development that are smaller in scope and therefore not included in Supplemental Schedule 10.

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Supplemental Schedule 10 (Continued)

Project Summaries	(Page 4 of 4)

Bay Parc Miami, FL
In third quarter 2018, Aimco commenced redevelopment of three floors of the building. The completed portion of the current phase of redevelopment also includes: improvements to the leasing and lobby areas; apartment homes on one floor; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck.

Calhoun Beach Club Minneapolis, MN
Aimco commenced an initial phase of redevelopment, which includes upgrading the 275 homes and common areas with luxury finishes and creating limited access penthouse homes with an exclusive common area on the top two floors of the 12-story building. Redevelopment of the corridors in the 12-story building was completed during the first quarter 2018. Redevelopment of additional apartment homes is pending market conditions and demand.

Elm Creek Townhomes Elmhurst, IL	This is a ground-up development of 58 townhomes adjacent to Aimco’s Elm Creek apartment community. Aimco commenced construction in the fourth quarter 2018 with completion anticipated in mid-2020.
Flamingo South Beach Miami Beach, FL
The current phase of the redevelopment includes redevelopment of the front entrance, retail upgrades, development of amenities, and landscaping and exterior improvements. The initial phase of the redevelopment, which included full upgrade of the property-wide security systems, including biometrics and destination elevators, and upgrade of the common areas of the center tower and mid-rise building, is complete.

The Fremont Anschutz Medical Campus Denver, CO (MSA)
This is a ground-up development of a 253-apartment home community located within the University of Colorado Anschutz Medical Campus and immediately adjacent to Aimco’s 21 Fitzsimons apartment community. Aimco commenced construction in third quarter 2018 with completion anticipated in late 2020. This development was previously referred to as the Anschutz Expansion.

Palazzo West at The Grove Los Angeles, CA	The current phase of the project includes the renovation of 389 apartment homes on the first three floors, or 75% of the homes in the community, and enhancements to the corridors on these floors.
Parc Mosaic Boulder, CO	This is a ground-up development of a 226-apartment home community. Aimco commenced construction in the fourth quarter 2017 with completion anticipated in late 2019.
Park Towne Place Philadelphia, PA
Aimco redeveloped the four towers at this community, one at a time. Construction of the fourth and final tower is complete. Aimco has leased 88% of the homes in the fourth tower, and 96% of the total property. The estimated $176.0 million net investment for the approved phases represents a gross investment of $221 million, reduced by $45 million of historic tax credits.

Yorktown Apartment Homes Lombard, IL
The current phase of the redevelopment includes modernization of the common areas, expansion of the fitness center, and lobby renovation. The renovation of the apartment homes includes upgraded finishes and creation of open living spaces. Redevelopment of additional apartment homes commenced in the third quarter 2018.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 94% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.
Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.
Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.
ASSET MANAGEMENT: On July 25, 2018, Aimco sold its interest in its Asset Management business. Asset Management refers generally to the activities Aimco performed in its role as general partner in partnerships holding low-income housing tax credit apartment communities, and which are structured to provide for the pass-through of tax credits and deductions to their partners. Aimco held nominal ownership positions in these partnerships, generally less than 1%. Aimco provided asset management and other services to these partnerships and received fees and other payments in return. To the extent the amounts due Aimco were not paid currently, the balances accrued and were satisfied from the partnerships’ operating or liquidating cash flow. Aimco also recognized tax credit income as the tax credits and tax deductions were delivered to the partners and was generally responsible for ensuring the underlying apartment communities complied with the requirements to earn low-income housing tax credits. Aimco’s relationship with these partnerships was different than real estate ownership and was better described as an Asset Management business, from which Aimco had limited upside or downside exposure. Aimco valued its Asset Management business based on the agreed upon sales price.

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In accordance with GAAP, Aimco consolidated most of these partnerships and their underlying apartment communities during its ownership of its Asset Management business.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to Aimco’s period of ownership.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during Aimco’s period of ownership. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. CE differs from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONTRIBUTION FROM ASSET MANAGEMENT: As presented in Supplemental Schedule 2, Contribution from Asset Management consists of FFO related to apartment communities served by Aimco’s Asset Management business; income associated with delivery of tax credits to the non-Aimco investors in the partnerships; and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business) prior to Aimco’s sale of its Asset Management business in July 2018.
CONTRIBUTION FROM REAL ESTATE: As presented in Supplemental Schedule 2, Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to the Real Estate portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering these communities, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.
ECONOMIC INCOME: As discussed in Supplemental Schedule 1, represents stockholder value creation as measured by the change in estimated net asset value per share, plus cash dividends per share. Aimco believes Economic Income is important to investors as it represents a measure of total return we have

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earned for our stockholders. NAV, as used in our calculation of Economic Income, is a non-GAAP measure and represents the estimated fair value of assets net of liabilities attributable to Aimco’s common stockholders and the Aimco Operating Partnership’s common unitholders on a diluted basis. Aimco reports and reconciles Economic Income to GAAP equity annually. Please refer to the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations described in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2017 for more information about Economic Income.
FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (Nareit) defines as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; and income taxes directly associated with a gain or loss on sale of real estate; and after adjustments for Aimco’s share of unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by Nareit.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts. Preferred equity redemption related amounts (gains or losses) are items that periodically affect net income attributable to Aimco common stockholders computed in accordance with GAAP. Aimco excludes preferred equity redemption related amounts (gains or losses) from its computation of Pro forma FFO because such amounts are not representative of operating performance.
Aimco was engaged in litigation with Airbnb, which was resolved during the fourth quarter. Due to the unpredictable nature of these proceedings, related amounts recognized have been excluded from Pro forma FFO.
In connection with the sale of its Asset Management business, Aimco incurred severance costs during the second and third quarters of 2018. Aimco excludes such costs from Pro forma FFO because it believes these costs incurred are closely related to the sale of the business.
In the third quarter 2018, Aimco also excluded from Pro forma FFO the tax benefit due to the valuation allowance release, net of common noncontrolling interests in Aimco OP and participating securities. Due to the sale of the Asset Management business, Aimco expects to realize its deferred tax benefits. As a result, Aimco has determined that a valuation allowance is no longer necessary. Aimco excluded the effect of the establishment of the valuation allowance from Pro forma FFO and as such has excluded the benefit

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from its release. In the fourth quarter, Aimco excluded the impact of tax reform, which has been excluded from Pro forma FFO.
In the fourth quarter, Aimco took advantage of the current low interest rate environment to to address a portion of property-level debt obligations maturing over the next three years. In connection with this activity Aimco incurred debt extinguishment costs and such amounts, including the related tax effect, have been excluded from Pro forma FFO.

AFFO represents Pro forma FFO reduced by Capital Replacements and is Aimco’s primary measure of current period performance.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance range:

(dollars per share) (unaudited)	First Quarter	Full Year
	2019	2019
Net income	$1.62	$3.38
Depreciation, net	0.58	2.33
Gain on dispositions of real estate, inclusive of related income tax	(1.60)	(3.25)
Pro forma FFO	0.60	2.46
Capital Replacements, net	(0.07)	(0.29)
AFFO	$0.53	$2.17
LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.
Aimco leverage includes Aimco’s share of long-term, non-recourse property debt secured by apartment communities in the Real Estate portfolio, outstanding borrowings on its revolving credit facility, and outstanding preferred equity. Aimco reconciles consolidated balances to Aimco’s net leverage on Supplemental Schedule 5(a).
Aimco calculates Adjusted EBITDA and Adjusted Interest used in its leverage ratios based on current quarter amounts, annualized.
Aimco’s Adjusted EBITDA has been calculated on a pro forma basis to adjust for significant items impacting the quarter for which annualization would distort the results.

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ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (ADJUSTED EBITDA): Adjusted EBITDA represents Aimco’s share of the consolidated amount of Aimco net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•
Adjusted Interest Expense, defined below, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s indebtedness with that of other companies in the real estate industry;

•
preferred dividends, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•
income taxes, to allow investors to measure Aimco’s performance independent of income taxes, which may vary significantly from other companies within Aimco’s industry due to leverage and tax planning strategies, among other factors;

•
depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in the discussion of FFO, Pro forma FFO and AFFO above; and

•
other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect Aimco operations, but that are not necessarily representative of Aimco’s ability to service its debt obligations.

A reconciliation of net income attributable to Aimco Common Stockholders to Adjusted EBITDA for Aimco’s Real Estate portfolio for the three months ended December 31, 2018 is as follows:

(in thousands) (unaudited)	Three Months Ended December 31, 2018
Net income attributable to Aimco Common Stockholders	$5,226
Adjustments:
Adjusted Interest Expense	38,424
Income tax benefit	(409)
Depreciation and amortization, net of noncontrolling interest	91,249
Loss on disposition and other, net of noncontrolling partners’ interests	2,311
Preferred stock dividends	2,148
Net income attributable to noncontrolling interests in Aimco Operating Partnership	2,291
Pro forma adjustment (described on the preceding page)	3,342
Adjusted EBITDA	$144,582

Annualized Adjusted EBITDA	$578,328
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt encumbering Real Estate apartment communities and interest on the credit facility borrowings less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.

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Adjusted Interest Expense and Preferred Dividends as used in the leverage ratios on Supplemental Schedule 5(a) are calculated as follows:

(in thousands) (unaudited)	Three Months Ended December 31, 2018
Interest expense per consolidated statement of operations	$57,441
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(84)
Debt prepayment penalties and other non-interest items	(15,531)
Amortization of debt issue costs	(1,441)
Interest income received on securitization investment	(1,961)
Adjusted Interest Expense	$38,424
Preferred Dividends	4,082
Adjusted Interest Expense and Preferred Dividends	$42,506

Annualized Adjusted Interest Expense	$153,696
Annualized Adjusted Interest Expense and Preferred Dividends	$170,024
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).
PROPORTIONATE DEBT TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) and shown above, excluding Preferred Equity to (b) Adjusted EBITDA.
PROPORTIONATE DEBT AND PREFERRED EQUITY TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) and shown above to (b) Adjusted EBITDA.
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by Aimco gross proceeds.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER EXPENSES, NET: Other expenses, net allocated to real estate property operating expenses and net operating income of partnerships served by Asset Management on Supplemental Schedule 2 includes franchise taxes, and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal. Other expenses, net not allocated to Real Estate or

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Asset Management generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.
PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.
Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its Real Estate segment using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Proportionate Property NOI is defined as Aimco share of rental and other property revenue less Aimco share of property operating expenses. In its evaluation of community results, Aimco excludes from rental and other property revenues the amount of utilities cost reimbursed by residents and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Real Estate Segment NOI Reconciliation
(in thousands)(unaudited)	Three Months Ended
	December 31, 2018		December 31, 2017
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements

Total attributable to Real Estate (per consolidated statements of operations)	$232,022	$75,329	$231,509	$79,172
Adjustment: Utility reimbursement attributable to Real Estate [1]	(8,070)	(8,070)	(7,182)	(7,182)
Adjustment: Sold properties and other amounts not allocated [2]	(3,287)	(8,727)	(22,668)	(15,860)
Attributable to Real Estate (per Supplemental Schedule 2)	220,665	58,532	201,659	56,130
Adjustment: proportionate adjustment [3]	(796)	(249)	(793)	(220)
Segment proportionate amounts	$219,869	$58,283	$200,866	$55,910

Same Store amounts (per Supplemental Schedule 2)	$147,833	$36,063	$142,969	$35,032
Proportionate adjustment [3]	(688)	(157)	(686)	(160)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$147,145	$35,906	$142,283	$34,872

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Real Estate Segment NOI Reconciliation
(in thousands)(unaudited)	Year Ended
	December 31, 2018		December 31, 2017
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements

Total attributable to Real Estate (per consolidated statements of operations)	$922,593	$307,901	$918,148	$319,126
Adjustment: Utility reimbursement attributable to Real Estate [1]	(31,132)	(31,132)	(27,920)	(27,920)
Adjustment: Sold properties and other amounts not allocated [2]	(34,071)	(36,872)	(93,911)	(63,963)
Attributable to Real Estate (per Supplemental Schedule 2)	857,390	239,897	796,317	227,243
Adjustment: proportionate adjustment [3]	(3,150)	(1,037)	(15,123)	(4,512)
Segment proportionate amounts	$854,240	$238,860	$781,194	$222,731

Same Store amounts (per Supplemental Schedule 2)	$583,251	$150,808	$565,754	$146,000
Proportionate adjustment [3]	(2,715)	(766)	(2,714)	(699)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$580,536	$150,042	$563,040	$145,301

[1]
Nearly two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]
Sold properties and other amounts not allocated to Real Estate includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.

[3]
Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to Aimco’s Real Estate operating segment, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate same store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its Real Estate portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of the local market average; as “B” quality apartment communities those earning rents between 90% and 125% of the local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of the local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of the local market average.
REAL ESTATE: Real Estate represents Aimco’s portfolio of apartment communities diversified by both price point and geography. Real Estate includes market rate apartment communities in which Aimco holds substantial equity ownership interest, generally 100%. Aimco’s Real Estate portfolio is classified into four categories, as follows:
SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2017 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.

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ACQUISITION: Includes apartment communities acquired since January 1, 2017.
REDEVELOPMENT/DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.
OTHER REAL ESTATE: Real Estate apartment communities that do not meet the Same Store, Acquisition or Redevelopment/Development definitions.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2017, or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately for Real Estate on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may be found on Supplemental Schedule 3.

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